Filing Pursuant to Rule 424(b)(2)
Registration Statement No. 333-82272

PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED APRIL 29, 2002)

E.DIGITAL CORPORATION

120,000 Shares of Common Stock

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

PLAN OF DISTRIBUTION

Pursuant to this prospectus supplement, we are offering 120,000 shares of our common stock to Eltech Electronics, Inc. ( “Eltech”) in connection with manufacturing services previously provided to the company (the “Manufacturing Services”). The shares of common stock to be issued in consideration for Manufacturing Services have been deemed to have an aggregate purchase price of $60,000, with the purchase price per share equal to $0.50.

USE OF PROCEEDS

The Manufacturing Services that we obtained in consideration for the shares of common stock that we are issuing have been deemed to have a fair market value of $60,000.

MARKET FOR OUR COMMON STOCK

On August 23, 2002, the last reported sales price of our common shares on the National Association of Securities Dealers OTC Electronic Bulletin Board System was $0.50 per share. Our common stock trades on the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol “EDIG.”

As of August 23, 2002 and before the issuance of shares pursuant to this prospectus supplement, we have 138,065,251 shares of common stock outstanding.

GENERAL

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

This investment involves a high degree of risk. You should purchase shares of common stock only if you can afford a complete loss. See “Risk Factors” beginning on page 8 of the prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2002.